Exhibit 99
Hillenbrand Industries Reports Fourth Quarter Revenues of $530.2 Million and
Earnings From Continuing Operations of $0.77 Per Fully Diluted Share
Strategic Investments Yielding Expected Returns
Hillenbrand Establishes Full Year Fiscal 2008 Financial Guidance
BATESVILLE, Ind., November 15, 2007 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal fourth quarter ended September 30, 2007. Results included revenues of $530.2 million, a $9.7 million or 1.9 percent increase from $520.5 million in the prior year comparable period. Consolidated net income from continuing operations was $48.1 million, or $0.77 per fully diluted share, a decrease of 29.4%. On an as adjusted basis, fully diluted earnings per share from continuing operations for the fourth quarter of fiscal 2007 were $0.82 compared to $1.12 per fully diluted share in 2006, a decrease of 26.8 percent, partially reflecting the increased investments associated with the Company’s previously disclosed strategic plan. Adjustments experienced in both the current and prior year relate to antitrust litigation expenses, special charges, litigation credits and net realized gains on investments. Adjustments to the current year include costs associated with the planned separation of Hillenbrand’s two operating units.
For full-year fiscal 2007, revenues and earnings per fully diluted share from continuing operations were $2,023.7 million and $3.07, respectively, compared to $1,962.9 million and $3.60 for full-year fiscal 2006. The company’s 3.1% revenue increase was primarily driven by strong performance of Hill-Rom’s capital sales, which increased 9.1%. On an as adjusted basis, fully diluted earnings per share from continuing operations for the full 2007 fiscal year were $3.17 compared to $3.55 per fully diluted share in 2006, a decrease of 10.7 percent.
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “Fourth quarter results demonstrated the continued strength of our Hill-Rom international business, as well as the challenges still before us in growing our North American Acute Care and Batesville Casket businesses. Our Acute Care rental therapy business showed encouraging signs of stabilization, and our Post Acute business has implemented planned operational initiatives to set the stage for strong growth in 2008.”
“For Hill-Rom, this year marks completion of the first full year of our multi-year strategy to increase sales, expand gross margins, increase research and development spending and yield, and increase our outward focus on sourcing and partnering. While we still have much to accomplish, I am pleased with our progress to date. During 2007, Hill-Rom had its most prolific year in recent history by launching at least seventeen new products, most coming late in the year, and this quarter we are in the process of launching at least four more. Globally, new products launched during fiscal year 2007, notably Affinity IV labor and delivery platform, AvantGuard™ 800 bed frame extensions, our updated stretcher product line, the new range of TempurPedic® surfaces, and several new and innovative therapy rental products, generated at least $50 million revenue in 2007. Other areas in which there was targeted investment and execution focus during 2007, and which should yield improved results in 2008, included: significant investments in our therapy rental fleet; our new low-cost region manufacturing facility in Monterrey, Mexico, and material expansions of our North American Acute Care sales force during the fourth quarter. For Batesville Casket, we believe our move into more competitive offerings at value price points, and our roll-out of innovative merchandising concepts to independent funeral homes, should also yield significant returns in 2008,” Soderberg continued.

Other 4th quarter highlights regarding Hill-Rom business segments:
— North America Acute Care. Hill-Rom North America Acute Care revenues, which include capital and rental products, decreased $2.5 million, or 1.0 percent, to $249.6 million on lower rental revenues. Capital sales increased 5.6% in the quarter when one excludes the performance of our TotalCare™ intensive care (ICU) business. As noted last quarter, we believe there is a temporary slow down of ICU purchasing decisions while customers evaluate a new competitive product, as well as our enhanced product now in its launch phase. Our therapy rental revenue stabilized, showing a slight sales increase, while we continue to face sales declines on our moveable medical equipment (MME) rental business as a result of GPO (Group Purchasing Organization) losses. “We are still not pleased with the results of our N.A. Acute Care unit, but believe the corrective actions put in place should yield market growth rates in 2008,” said Soderberg.
— International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $17.5 million, or 26.4 percent, to $83.9 million, including revenue from the Australian Medicraft acquisition of $3.8 million. Growth of 19.4%, on a constant currency basis, was principally driven by share gains in Europe, Middle East, and Latin America regions stemming from new product introductions, increased sales channel presence, and Medicraft.
— North America Post Acute Care. Hill-Rom North America Post-Acute Care revenues were essentially flat, decreasing $0.2 million, or 0.5 percent, to $38.5 million, with strong growth in capital revenues largely offset by declining rental revenues. Significant investments in new product development, sales channel additions, and IT system enhancements during 2007 should materially improve financial performance in 2008. A totally new and innovative extended care and home care bed platform is now being launched, and should contribute significantly to revenue growth in the second half of the year. This will serve as the cornerstone for the significant post acute portfolio expansion now underway.
In commenting on the death care business, Kenneth A. Camp, president and CEO of Batesville Casket Company stated, “The fourth quarter was very challenging for us as we ended with revenue of $158.2 million, down 3.1 percent from prior year. A major factor in our results was a decrease in the number of deaths in North America and continuing growth in the cremation rate. These volume challenges are fairly consistent across the funeral service industry, as confirmed by information from government sources and the 3.5 to 4.0 percent decline in same store funerals reported by other public death care companies this quarter. Despite these market challenges, we are committed to maximizing our results in the current environment while ensuring our ability to generate successful long term financial performance.
Batesville is focused on several actions to increase top line sales volume and mix. These include helping our customers optimize the value of every funeral they perform through our unique ability to apply merchandising principles in the selection room. We are currently expanding sales coverage to help accelerate this merchandising capability, and are continuing the growth trend of our NorthStar™ private label products. NorthStar products do not include Batesville proprietary features and are sold to other manufacturers and distributors. In addition, we plan to complete selected prudent acquisitions of casket manufacturers and distributors to drive profitable revenue growth.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.
For a more complete review of Hillenbrand’s full-year results, please refer to the Annual Report on Form 10-K expected to be filed in late November.
Fourth Quarter Financial and Operational Highlights
Revenues:
•	Hill-Rom global Health Care sales increased by $18.6 million, or 7.2 percent, to $276.6 million. Within this amount, North America Acute Care capital sales increased modestly by $0.5 million, or 0.3 percent, to $197.2 million. International and Surgical capital sales increased $16.1 million, or 29.2 percent, to $71.3 million. North America Post Acute Care capital sales increased $2.0 million, or 32.8 percent, to $8.1 million.

•	Hill-Rom global Health Care rental revenues decreased $3.8 million or 3.8 percent, to $95.4 million primarily due to the expected U.S. rental revenue loss from GPO contract realignment and higher levels of customer allowances and reserve adjustments on aged receivables, which increased $2.6 million over the prior year.

•	Batesville’s revenues of $158.2 million were 3.1 percent below the prior year, primarily because of lower unit volume and a decline in mix of products sold. The mix decline is a function of industry trends and the sale of lower content, lower priced products aimed at specific consumer segments with a partial offset from our merchandising initiatives. The premier Batesville brand continues to drive year over year price realization, helping to offset the effects of overall lower mix and volume.

Gross Profit and Operating Expenses:
•	Hill-Rom gross profit was essentially flat declining $0.3 million, or 0.2 percent, while gross margin declined 190 basis points to 42.8 percent due to strong international sales, which carry a lower margin, and unfavorable product mix. Sales of both VersaCare™ and TotalCare™ products were lower in the current year, while sales of our more value segment med-surg bed, CareAssist ES, were up sharply. Gross margin was also influenced by approximately $1.2 million of start-up costs associated with the new Monterrey, Mexico facility.

•	Batesville gross margin of 39.8 percent was down 340 basis points versus the fourth quarter of 2006. While the prior year margins included the effect of a gain on the sale of a distribution facility, the majority of the margin percentage decrease related directly to the effects of unfavorable product mix, overall lower volumes and higher commodity prices, particularly in steel and red metals. An added factor in the margin decline was the expected impact of Service Corporation International’s acquisition of The Alderwoods Group earlier in the year and year-end expenses primarily related to independent customers’ sales programs.

•	Consolidated operating expenses increased $25.2 million, or 19.0 percent, versus the fourth quarter of 2006. This increase was due primarily to spending associated with implementation of our strategic priorities in both operating units. Additional operating costs of $6.2 million ($12.4 million on a full year basis) were incurred related to the pending separation of Hillenbrand’s two operating units.
Other:
•	On October 15, 2007, Hill-Rom was awarded a five year, sole source contract by Broadlane, a large GPO representing 915 acute care hospitals and more than 2,600 sub-acute care facilities. This is the first time in 11 years that Broadlane members have had access on contract to Hill-Rom therapy beds for rental and purchase.

•	During the fourth quarter, Batesville Casket Company’s Vicksburg, Mississippi facility was named a “Top 25” finalist in the Best Plants in North America competition conducted by IndustryWeek Magazine and its Manchester, Tennessee and Batesville, Indiana manufacturing plants were named two of eight regional winners in the Manufacturing Excellence Award competition by the Association for Manufacturing Excellence. These awards serve as continuing recognition of our continuous improvement capabilities and our lean manufacturing effectiveness. Moreover, the effects of such competition sharpen our abilities to eliminate waste while improving product quality and employee safety.

•	Cash flow from operations was $292.9 million for fiscal 2007, representing an increase of $263.8 million from the prior year, which included the payment of $316.3 million (approximately $200 million net-of-tax) related to the Spartanburg litigation settlement.

•	As previously announced on November 5, 2007, the Company filed a Form 10 registration statement with the U.S. Securities and Exchange Commission (SEC) related to the separation of its two operating companies, Hill-Rom, the company’s medical technology business, and Batesville Casket, the company’s death care subsidiary. We are working to complete the separation by February 2008, consistent with previous announcements.
Financial Guidance Summary For 2008
For fiscal year 2008, the Company expects consolidated Hillenbrand Industries, Inc. revenue of $2.104 — 2.170 billion, GAAP earnings per share of $2.99-3.27, and adjusted earnings per share of $3.20 — 3.48. In providing additional detail, the Company stated that it expects Hill-Rom capital sales in the range of $0.991 — 1.022 billion, Hill-Rom rental revenue between $435 — 454 million, and Batesville Casket revenue of $677 — 694 million. Financial guidance in tabular format is included as an attachment.
Neither one time transaction costs associated with the anticipated separation of Hill-Rom and Batesville Casket nor public company costs for Batesville Casket are included in these ranges.
As stated in the Form 10 filed on behalf of Batesville Casket, it is anticipated that one-time transaction expenses before taxes will approximate $40 — 45 million of which $12.4 million was spent in fiscal year 2007. These figures exclude incremental charges associated with the modification of outstanding equity-based awards to maintain current value to employees on a pre- and post-separation basis. The modification of these awards remains subject to final approval by the Board of Directors. Further, Batesville Casket estimates full-year public company costs will be in the range of $16 -18 million before taxes.
In commenting on the Company’s financial projections for fiscal year 2008, Mr. Soderberg stated, “Our financial guidance reflects our continuing belief that our strategy is sound, market fundamentals remain attractive—particularly for Hill-Rom—and that we will successfully execute our initiatives in a fashion consistent with our previous discussions with investors. At Hill-Rom, significant investment will continue in the first half of fiscal year 2008—notably in the areas of sales channel expansion and new product development. These efforts are consistent with the strategy we communicated previously. While investments made during 2007 and 2008 suppress earnings early in the three-year planning period—including the first half of 2008—we believe they are essential to reverse historical underinvestment and position the Company for accelerated growth in the future. I am pleased with the early indications of success and have sufficient evidence to confirm this is an appropriate path.”

In addition, Mr. Camp stated, “Our strategic investments are concentrated on those elements which should help us increase profitable volume and mix. These include: expanding our sales coverage and focus, accelerating the momentum in merchandising, creating new products within the Batesville brand and continuing the growth trend of our NorthStar™ program. We will also apply our continuous improvement skills across the company to offset inflationary pressures and improve margins”. Camp continued, “As we prepare to separate the Batesville Casket business in order to be a free-standing publicly traded enterprise, we do so with the expectation that our Company will be well prepared to deliver superior shareholder value for investors seeking companies with strong and predictable cash flows.”
All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed by Hillenbrand Industries or its subsidiaries with the SEC. Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held later today. Information to access the call is provided below.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EST, 7:00 a.m. CST, on Thursday, November 15, 2007. During the event, management will discuss the results for the fiscal fourth quarter ended September 30, 2007, along with expectations for the fiscal 2008. The webcast is available at http://www.hillenbrand.com or http://ir.hillenbrand.com/eventdetail.cfm?eventid=45673 and will be archived on the company’s Web site through November 15, 2008 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 888-259-8387 (International callers 913-312-9315); both are to use confirmation code 4133250 at the above time. A replay of the call is also available through November 22, 2007 at 888-203-1112 (719-457-0820 International). Code 4133250 is needed to access the replay.

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.
Batesville Casket Company...helping families honor the lives of those they love.
www.hillenbrand.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the planned separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, which will be filed before the end of November 2007. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Full Year		Quarterly Periods
Condensed Statement of Earnings	FY 2007	FY 2006	4Q07	3Q07	2Q07	1Q07	4Q06
Net revenues
Health Care sales	$940.7	$862.6	$276.6	$225.4	$227.9	$210.8	$258.0
Health Care rentals	415.8	425.7	95.4	103.1	107.1	110.2	99.2
Funeral Services sales	667.2	674.6	158.2	165.6	181.2	162.2	163.3

Total revenues	2,023.7	1,962.9	530.2	494.1	516.2	483.2	520.5
Cost of revenues
Health Care cost of goods sold	546.9	501.1	162.0	132.3	130.2	122.4	144.0
Health Care rental expenses	207.1	217.2	50.6	50.7	52.6	53.2	53.5
Funeral Services cost of goods sold	388.6	394.8	95.3	98.7	101.2	93.4	92.8

Total cost of revenues	1,142.6	1,113.1	307.9	281.7	284.0	269.0	290.3
Gross profit
Health Care sales	393.8	361.5	114.6	93.1	97.7	88.4	114.0
Health Care rentals	208.7	208.5	44.8	52.4	54.5	57.0	45.7
Funeral Services	278.6	279.8	62.9	66.9	80.0	68.8	70.5

Total gross profit	881.1	849.8	222.3	212.4	232.2	214.2	230.2
As a percentage of sales	43.5%	43.3%	41.9%	43.0%	45.0%	44.3%	44.2%

Operating expense	604.4	529.1	157.5	162.5	149.3	135.1	132.3
As a percentage of sales	29.9%	27.0%	29.7%	32.9%	28.9%	28.0%	25.4%

Litigation credit	1.2	2.3	1.2	—	—	—	—

Special charges, net	0.2	(5.4)	0.4	—	(0.2)	—	(2.9)

Other income/(expense)	13.4	21.4	4.2	3.8	2.3	3.1	1.0

Income tax expense	100.9	117.5	22.5	18.0	30.1	30.3	28.7

Income from continuing operations	190.6	221.5	48.1	35.7	54.9	51.9	67.3

Loss from discontinued operations	—	(0.3)	—	—	—	—	—

Net income	$190.6	$221.2	$48.1	$35.7	$54.9	$51.9	$67.3

Diluted earnings per share:
Earnings per share from continuing operations	$3.07	$3.60	$0.77	$0.57	$0.89	$0.84	$1.09

Average common shares outstanding — diluted (thousands)	62,115	61,577	62,393	62,241	61,944	61,835	61,681

Dividends per common share	$1.14	$1.13	$0.2850	$0.2850	$0.2850	$0.2825	$0.2825

Cash Flows from Operations
Cash flow from operations	$292.9	$29.1	$95.5	$60.6	$35.0	$101.8	$(156.6)
Capital expenditures	(135.2)	(92.6)	(34.6)	(28.4)	(44.9)	(27.3)	(22.3)

Cash flow from operations less capital expenditures	$157.7	$(63.5)	$60.9	$32.2	$(9.9)	$74.5	$(178.9)

Cash, cash equivalents and short term investments	$194.3	$81.9	$194.3	$146.1	$117.7	$135.5	$81.9

Capital Expenditures
Hill-Rom/Corporate	$117.9	$73.7	$27.2	$23.4	$42.0	$25.3	$16.5
Batesville Casket	$17.3	$18.9	$7.4	$5.0	$2.9	$2.0	$5.8

Depreciation & Amortization
Hill-Rom/Corporate	$89.0	$91.0	$21.5	$22.8	$22.6	$22.1	$22.6
Batesville Casket	$18.3	$17.8	$5.1	$4.5	$4.4	$4.3	$4.8

Consolidated Revenue Results — Highlights

($ In Millions)	Q4 2007	Y/Y Foreign	Q4 2007	Q4 2006	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
Acute Care	$249.6	$(0.7)	$248.9	$252.1	-1.3%
Post Acute Care	38.5	—	38.5	38.7	-0.5%
International and Surgical	83.9	(4.6)	79.3	66.4	19.4%

Total Hill-Rom	372.0	(5.3)	366.7	357.2	2.7%

Batesville Casket	158.2	(0.7)	157.5	163.3	-3.6%

Total	$530.2	$(6.0)	$524.2	$520.5	0.7%

($ In Millions)	YTD 2007	Y/Y Foreign	YTD 2007	YTD 2006	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
Acute Care	$879.6	$(0.9)	$878.7	$874.9	0.4%
Post Acute Care	172.0	—	172.0	166.0	3.6%
International and Surgical	304.9	(16.2)	288.7	247.4	16.7%

Total Hill-Rom	1,356.5	(17.1)	1,339.4	1,288.3	4.0%

Batesville Casket	667.2	(1.5)	665.7	674.6	-1.3%

Total	$2,023.7	$(18.6)	$2,005.1	$1,962.9	2.1%

Non-GAAP Financial Disclosures and Reconciliations- Fourth Quarter and Full Year
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Fourth Quarter
	Income from Continuing Operations - 2007			Income from Continuing Operations - 2006
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$70.6	$22.5	$0.77	$96.0	$28.7	$1.09
Adjustments:
Antitrust litigation	1.8	0.5	0.02	2.1	0.9	0.02
Special/Litigation (credits) charges	(1.6)	(0.5)	(0.02)	2.9	1.7	0.02
Net realized gains on investments	(1.5)	1.3	(0.04)	(1.4)	(0.9)	(0.01)
Separation costs	6.2	0.4	0.09	—	—	—

Income from continuing operations — Adjusted	$75.5	$24.2	$0.82	$99.6	$30.4	$1.12

Year-to-Date
	Income from Continuing Operations - 2007			Income from Continuing Operations - 2006
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$291.5	$100.9	$3.07	$339.0	$117.5	$3.60
Adjustments:
Antitrust litigation	9.0	3.3	0.09	12.6	4.8	0.13
Special/Litigation (credits) charges	(1.4)	(0.2)	(0.02)	3.1	1.1	0.03
Net realized gains on investments	(11.6)	(0.1)	(0.18)	(17.6)	(4.6)	(0.21)
Yorktowne acquisition costs	2.8	1.0	0.03	—	—	—
Separation costs	12.4	1.1	0.18	—	—	—

Income from continuing operations — Adjusted	$302.7	$106.0	$3.17	$337.1	$118.8	$3.55

	Hill-Rom/			Batesville			Consolidated
	HI Corporate			Casket			Hillenbrand
Guidance for 2008		2008			2008			2008
($ in millions, except EPS)	2007 Act.	Low	High	2007 Act.	Low	High	2007 Act.	Low	High
Net Revenues
Health Care sales	$941	$991	$1,022	$—	$—	$—	$941	$991	$1,022
Health Care rentals	416	435	454	—	—	—	416	435	454
Funeral Services sales	—	—	—	667	677	694	667	677	694

Total revenues	1,357	1,427	1,476	667	677	694	2,024	2,104	2,170

Health Care sales gross margin %	41.9%	42.8%	44.3%	—	—	—	41.9%	42.8%	44.3%
Health Care rentals gross margin %	50.2%	50.8%	52.5%	—	—	—	50.2%	50.8%	52.5%
Funeral Services sales gross margin %	—	—	—	41.8%	41.5%	43.0%	41.8%	41.5%	43.0%

Other Operating Expenses	(482)	(522)	(550)	(100)	(93)	(102)	(582)	(615)	(652)
Separation Costs	(12)	—	—	(0)	—	—	(12)	—	—
Antitrust Litigation	(1)	—	—	(8)	(20)	(20)	(9)	(20)	(20)

Operating Income	107	122	140	171	168	177	278	290	317

OIE	12	1	1	1	1	1	13	2	2

Income Before Taxes	$119	$123	$141	$172	$169	$178	$292	$292	$319

Tax Rate							34.7%	35.5%	35.5%

Net Income							$191	$188	$206

Earnings per share — GAAP							$3.07	$2.99	$3.27

Antitrust Litigation							0.09	0.21	0.21
Special/Litigation Credit							(0.02)	—	—
Net Realized Gains on Investments							(0.18)	—	—
Yorktowne Acquisition Costs							0.03	—	—
Separation Costs							0.18	—	—

Earnings per share — Adjusted							$3.17	$3.20	$3.48

Average shares outstanding — diluted							62.1	62.9	62.9
Capital expenditures and intangibles			$115			$20	$135		$135
Depreciation and amortization			$109			$19	$107		$128
Note — certain amounts may not accurately add due to rounding